MAXXON, INC.
                         TECHNICAL CONSULTING AGREEMENT

                                      WITH

                            WAYLAND J. RIPPSTEIN, JR.

     This Agreement ("Agreement") is entered into by and between Maxxon, Inc. ("Maxxon"), and Wayland J. Rippstein, Jr. ("RIPP") effective on the date set forth above the signatures below.

     WHEREAS, Maxxon is a development stage company which owns the exclusive right to manufacture and market a US patented safety syringe; and

     WHEREAS, the parties have determined that there exists a huge market for safety syringes that can meet strict FDA safety and quality standards, that can be operated with one hand, and that can be sold at wholesale at or near the existing wholesale price for non-safety syringes; and

     WHEREAS,  RIPP  is  the  inventor  of  a  new  one-handed   vacuum-operated
proprietary safety syringe ("RIPP's Syringe") which is different in design than the safety syringe in which Maxxon has an exclusive license; and

     WHEREAS, Maxxon, RIPP and others have entered into an Exclusive License Agreement ("License Agreement") covering RIPP's Syringe and related rights; and

     WHEREAS, the parties believe that RIPP's Syringe will become the standard safety syringe in the market if it can be produced efficiently, if it can be approved by the FDA, if it can meet strict quality and safety standards and if it can be manufactured and sold at a price of approximately $0.10; per unit; and

     WHEREAS, RIPP has agreed to provide Maxxon certain technical assistance and consulting services in the development of RIPP's Syringe in accordance with this Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, parties agree as follows:

     1.   ACCEPTANCE  OF  ENGAGEMENT.  Maxxon  hereby agrees to engage RIPP on a non-exclusive basis, and RIPP agrees accepts the non-exclusive engagement from Maxxon, to use his best good faith diligent efforts to and provide technical assistance and consulting services to achieve startup of production of RIPP's Syringe.

     2. STANDARD OF PERFORMANCE. RIPP shall perform his duties hereunder in accordance with generally accepted design and engineering standard in furtherance of the expeditious commercialization of RIPP's Syringe.

     3. SCOPE OF PROJECT. The project ("Project") consists of the expeditious completion of the design, development and production of working prototype units of RIPP's

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          Syringes made off of molds which will produce several thousand working prototype syringes for use in field testing and gathering data to support an FDA application for approval of commercial sale of RIPP's Syringe in the US.

     4. DEFINITION OF STARTUP. The term "Startup" means the completion and assembly of prototype units of the Ripp Syringe where each part made from an approved mold meets technical specifications, where all the production molds meet technical specifications, and where each part produced off of the molds has been assembled with other parts produced off of approved molds into a working safety syringe which meets technical specifications, in each case as reasonably and in good faith determined by RIPP.

     5. RIPP'S DUTIES. RIPP shall perform the following duties:

          (a) File, prosecute and secure the issuance of US and agreed foreign patents and other intellectual property protection; and

          (b) Design, engineer, and develop RIPP's Syringe through the startup phase, including approval of molds for syringe production and the production of working prototypes ready for commercial production; and

          (c) Assist, consult with and cooperate with Maxxon and with the mold manufacturers in the design and production of molds for the manufacture of RIPP's Syringe; and

          (d) Assist, consult with and cooperate with Maxxon and with the syringe manufacturer of RIPP's Syringes in the development and production of working prototype models of RIPP's Syringes ready for commercial production; and

          (e) Coordinate, cooperate and consult with others in the development and production of RIPP's Syringe; and

          (f) Coordinate and communicate with Maxxon as appropriate but at least weekly on the status of development and on the existence and status of proposed solution to any problems with RIPP's Syringe;

          (g) Provide general technical assistance through the startup of this Project, which includes the development of prototypes and the modification, adjustment and changes in the prototype syringes to the point of Startup; and

          (h) Spend approximately 50% or more of his reasonable business time, effort and attention in the performance of his duties hereunder through Startup; and

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          (i)  Meet with  present  and  potential  investors,  funding  sources, strategic and financial acquires, distributors and licensors and others having a substantial and real interest in completing an acquisition, funding, investment or commercial transaction with Maxxon from time to time; and

          (j) Provide such other assistance as RIPP deems appropriate in the development and commercialization of RIPP's Syringe.

     6. COMPENSATION. Maxxon agrees to pay RIPP in the aggregate the following amounts:

          (i)  $12,500 upon execution of this Agreement; plus

          (ii) $12,500 upon the manufacture of the first fully operational working prototype of RIPP's Syringes; plus

          (iii)$25,000 upon Startup; and

          (iv) A bonus in the discretion of the Board of Directors of Maxxon if Startup occurs before March 31, 2000.

          In addition, Maxxon agrees to reimburse RIPP is travel costs in connection with his trips to Tulsa in connection with the negotiations leading up to this Agreement and the License Agreement.

     7. NATURE OF RELATIONSHIP. RIPP and Maxxon are independent contractors and are not partners, joint venturers, employees, agents, or other representatives of the other. Neither RIPP nor Maxxon is authorized or empowered to bind the other in any capacity without the express written consent of the other. Each of RIPP and Maxxon are solely responsible for all costs and liabilities incurred by them arising from taxes of every kind, and/or relating to its own employees and other representatives, and/or relating to the conduct of its business as an independent entity; and each agrees to indemnify and hold the other harmless therefrom. RIPP shall not be entitled to receive any employee or other compensation or benefits from Maxxon.

     8. NO CONFLICTING ACTIVITIES. RIPP agrees not to engage in any activities that directly compete with the business, products or services of Maxxon. Maxxon agrees that RIPP may engage in various businesses and other consulting arrangements that do not directly or indirectly compete with the rapid commercialization of RIPP's Syringe.

     9.   OWNERSHIP  OF  INFORMATION.   Maxxon  agrees  that  the  developments,
          improvements, modifications and changes in RIPP's Syringe discovered during the performance of

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          this Agreement  shall belong to RIPP,  provided that Maxxon shall have
          the   right  to  use,   make,   manufacture,   distribute,   sell  and
          commercialized products incorporation such developments, improvements, modifications and changes in accordance with the License Agreement.

     10. TERM. This Agreement shall commence upon execution of the License Agreement and shall end at Startup which shall occur on or before December 31, 2001. If the Start-up has not occurred by December 31, 2001, this Agreement shall terminate, unless the parties mutually agree to extend the term hereof.

     11. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the occurrence of any of the following events: (a) voluntary notice of termination given in writing not less than 30 days' prior notice by either party; (b) a party becomes legally or practically unable to perform its obligations hereunder; and (c) for cause. "Cause" shall mean (i) material breach of this Agreement; (ii) misrepresentation of a material fact; (iii) omission of a material fact; (iv) willful misconduct; (v) material negligence; and (vi) failure to comply with an applicable law, rule or regulation.

     12. REMEDIES. Each party shall be entitled to exercise all remedies available to it under a law or in equity in the event the other party breaches its obligations hereunder.

     13.  MISCELLANEOUS.

          (a) NOTICES. Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

          (b)  ENTIRE  AGREEMENT.  This  document  constitutes  the complete and entire employment agreement between the parties hereto with reference to the subject matters hereof. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof.

          (c) HEADINGS. The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

          (d) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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          (e)  COUNTERPARTS.   This   Agreement  may  be  executed  in  multiple
               counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

          (f) AMENDMENTS. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

          (g) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with Oklahoma law.

          (h) DISPUTES. All disputes not resolved by mutual agreement within 60 days, or such longer time as the parties mutually agree, shall be submitted to binding arbitration pursuant to the Commercial Rules of Arbitration of the American Arbitration Association. All arbitration hearings shall be conducted in English and held in Tulsa, Oklahoma. The prevailing party in any arbitration or suit brought to interpret or enforce this Agreement shall be entitled to recover reasonable attorney's fees and expenses in addition to any other relief which it is entitled.

          (i) ADDITIONAL DOCUMENTS. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this 18th day of November, 1999.

MAXXON, INC.

BY___________________________               ________________________________
GIFFORD M. MABIE, PRESIDENT                 WAYLAND J. RIPPSTEIN, JR.
8908 South Yale, Suite 409                  Route 2, Box 820
Tulsa, OK 74137-3545                        Alvin, TX 77511

Phone 918-492-1257
Fax 918-492-2560



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                              CONSULTING AGREEMENT

This consulting agreement ("Agreement") is entered into by and between MAXXON, INC. (MAXXON) and UTEK CORPORATION (UTEK) effective THE 15TH day of November 1999.

For good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. SCOPE OF SERVICES. UTEK agrees to provide technology merchant consulting services to MAXXON to identify, evaluate and recommend potential technology acquisitions that are synergistic with MAXON's existing medical technologies. This technology search shall review technologies form US research institutions and US government laboratories.

     2. COMPENSATION. In consideration for providing the above services, MAXXON agrees to pay UTEK a total of 500,000 shares. Payable upon execution of this Agreement.

     3. TERM. The term for performance of the services of this Agreement shall begin November 15, 1999 and ending December 31, 1999.


     4.   The laws of the State of Oklahoma govern this Agreement.

          The parties have executed this Agreement effective November 15, 1999.

          MAXXON, INC.                            UTEK CORPORATION

          By:_____________________                By:_______________________
          Gifford Mabie, President                Dr. Clifford M. Gross, CEO